Hugoton Royalty Trust

News Release

HUGOTON ROYALTY TRUST DECLARES NO JULY CASH DISTRIBUTION,

Dallas, Texas, July 21, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for July 2025 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $31,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee.

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in April.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (per Mcf)	Oil (per Bbl)

Current Month Dist(b)	51,000	5,000	$5.11	$60.55

Prior Month Dist	719,000	16,000	$3.31	$61.82

(a)
Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.
(b)
Due to the transition to Mach’s accounting processes this month’s volumes do not include April production received by Mach. This should be accounted for in next month’s reporting.

Mach Natural Resources (“Mach”) has advised the Trustee that it has deducted $5,000 in development costs, production expense of $968,000 and overhead of $1,526,000 in determining the royalty calculation for the Trust for the current month.

The increased overhead costs are due to the transition to Mach, which culminated on April 30, 2025. XTO processes their overhead on a two-month lag, and Mach processes their overhead on one-month lag. Therefore, for the distribution calculation for July, Mach charged overhead for the service month of June and XTO charged overhead for the service month of April. For the distribution calculation for June, Mach charged overhead for the

Hugoton Royalty Trust

service month of May and XTO charged overhead for the service month of March. Beginning in August and going forward, the Trustee anticipates that there should only be one service month of overhead charged along with any non-op overhead processed.

Excess Costs

Mach has advised the Trustee that excess costs increased $55,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $2,316,000 including accrued interest of $190,000.

Mach has advised the Trustee that excess costs increased by $1,357,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $7,302,000, including accrued interest of $537,000.

Mach has advised the Trustee that excess costs increased by $978,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $10,206,000, including accrued interest of $742,000.

Cumulative excess costs balances above do not include advance distributions made to the Trust by XTO Energy totaling $1,000,000 (net to the Trust), that can be treated as a production cost, except that the advances can be recouped, together with interest, from what would otherwise be distributable net profits under any of the three conveyances; provided, however that XTO Energy shall only be entitled to withhold distributions of net proceeds as recoupment to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash.

New Auditor Appointed, Form 10-Q Filing, and Re-listing on OTCQB

On June 17, 2025, the Trustee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Trust’s new independent registered public accounting firm for the Trust’s fiscal year ending December 31, 2025. For more information regarding the appointment of Grant Thornton, please see the Trust’s June 17, 2025, Form 8-K filing on the Securities and Exchange Commission’s website, www.sec.gov.

Because of the change of auditors and the other factors described in the Trust’s Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission on May 16, 2025, the Trust was unable to file the 1stQuarter Form 10-Q before the filing deadline. Grant Thornton is currently reviewing items pertaining to the 1st Quarter Form 10-Q that the Trust has yet to be able to file. Once this review has been completed the Trust anticipates filing the 1st Quarter Form 10-Q.

Due to the failure to timely file its 1st Quarter Form 10-Q, the Trust was not in compliance with the OTCQB continuing requirements, which caused the Trust to be listed on the OTC Pink market. Once the 1st Quarter Form 10-Q has been filed the Trust intends to seek re-admission to the OTCQB.

Hugoton Royalty Trust

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, recoupment of excess costs, ability to make future filings with the Securities and Exchange Commission and admission to the OTCQB could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839